Exhibit 99.1

            ARBOR REALTY TRUST CLOSES COLLATERALIZED DEBT OBLIGATION

    NEW YORK, Jan. 12 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE:
ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced the closing of a collateralized debt obligation (CDO) issued by two newly-formed subsidiaries of Arbor. Approximately $356 million of investment grade-rated floating-rate notes were issued and Arbor retained an equity interest in the portfolio with a notional amount of approximately $119 million.

    The notes have an initial weighted average spread of approximately 73 basis points over three-month LIBOR. The facility has a five-year replenishment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, subject to certain conditions.

    "We are very excited to have completed our second CDO," said Ivan Kaufman Chairman and Chief Executive Officer. "The closing of this transaction is a significant accomplishment and an important step in the development of our franchise. It further solidifies our borrowing capabilities with more cost effective long-term financing sources and provides us with greater flexibility in financing our future loans and investments."

    The offering of the notes evidencing the collateralized debt obligations was made pursuant to a private placement. The notes were issued under a common indenture and are secured by a portfolio of real estate-related assets with a face value of approximately $412 million, consisting primarily of bridge loans, mezzanine loans and junior participating interests in first mortgages, and by approximately $63 million of cash available for acquisitions of loans and other permitted investments.

    Arbor intends to own the portfolio of real estate-related assets until its maturity and will account for this transaction on its balance sheet as a financing. Arbor will use the proceeds of this offering to repay borrowings under its current repurchase agreements and warehouse credit facilities.

    Wachovia Securities acted as the sole manager for this transaction. The CDO notes were rated by Fitch Ratings, Standard & Poor's and Moody's Investors Service.

    The notes offered pursuant to the CDO are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 15 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in the Arbor's Annual Report on Form 10-K for the year ended December 31, 2004 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:                             Investors:
    Arbor Realty Trust, Inc.              Stephanie Carrington/ Denise Roche
    Paul Elenio, Chief Financial Officer  The Ruth Group
    516-832-7422                          646-536-7017 / 7008
    paul.elenio@thearbornet.com           scarrington@theruthgroup.com
                                          droche@theruthgroup.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bonnie.habyan@thearbornet.com

SOURCE  Arbor Realty Trust, Inc.
    -0-                             01/12/2006
    /CONTACT: Paul Elenio, Chief Financial Officer, +1-516-832-7422, paul.elenio@thearbornet.com, or Media: Bonnie Habyan, SVP of Marketing, +1-516-229-6615, bonnie.habyan@thearbornet.com, both of Arbor Realty Trust, Inc.; or Investors: Stephanie Carrington, scarrington@theruthgroup.com, +1-646-536-7017, or Denise Roche, droche@theruthgroup.com, +1-646-536-7008, both of The Ruth Group/